Ex-99.h.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

January 17, 2007

Delaware Group Equity Funds IV
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Large Cap Growth Fund and Delaware Growth Opportunities Fund (collectively, the “Funds”), which are series of Delaware Group Equity Funds IV, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings and liquidations [collectively, “non-routine expenses”]) in an aggregate amount equal to the amount by which the Funds’ respective total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses) exceed the amounts indicated below for the periods described below. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board and the Manager.

Fund	Expense Limitation	Effective Dates
Delaware Large Cap Growth Fund	0.75%	2/1/07 – 1/31/08
Delaware Growth Opportunities Fund	1.10%	2/1/07 – 1/31/08

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By: /s/ Philip N. Russo
Name: Philip N. Russo
Title: Executive Vice President
Date: 1/17/07

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds IV

By: /s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: 1/17/07